Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements (Form S-8 Nos. 333-158735, 333-177822, 333-191993, 333-198787, 333-214285, 333-220895, 333-248629, 333-249904, 333-260773, 333-265426 (as amended) and 333-274792, and Form S-3 Nos. 333-189246, 333-204318, 333-204339, 333-211473, 333-211474, 333-216019, 333-218235, 333-224284, 333-230884, 333-237656, 333-248617, 333-255207, 333-256811, 333-264153, 333-264270, 333-269607, 333-272315 and 333-272333) of Take-Two Interactive Software, Inc. of our reports dated May 21, 2024, with respect to the consolidated financial statements of Take-Two Interactive Software, Inc. and the effectiveness of internal control over financial reporting of Take-Two Interactive Software, Inc. included in this Annual Report (Form 10-K) of Take-Two Interactive Software, Inc. for the year ended March 31, 2024.

/s/ Ernst & Young

New York, New York

May 21, 2024